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                                                                    Exhibit 14.1
                                                                   Tiffany & Co.
                                                             Report on Form 10-K

                                 TIFFANY & CO.
          CODE OF BUSINESS AND ETHICAL CONDUCT FOR DIRECTORS, THE CHIEF EXECUTIVE OFFICER, THE CHIEF FINANCIAL OFFICER AND ALL OTHER OFFICERS
                                 OF THE COMPANY

Directors of the Company, the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and all other officers of the Company(1) hold an important and elevated role in corporate governance. Accordingly, this Code provides principles which these persons are expected to adhere to and to advocate in the performance of their corporate duties:

1. They must always promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships.


2. They must not use their Company position for personal gain such as by soliciting or accepting for personal benefit business opportunities that might otherwise accrue to the benefit of the Company.

3.    They must comply with applicable law.

4. In conformance to their obligations under law, they must provide the Securities and Exchange Commission, the public and other constituents with reports, documents and information that are timely and understandable.

5. They must act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

6. They must respect the confidentiality of information acquired in the course of their duties except when authorized or otherwise legally obligated to disclose such information. Confidential information acquired in the course of their duties must not to be used for personal advantage.

7.    They should proactively promote ethical behavior.

8. They must responsibly use and control all Company assets and resources employed or entrusted to them.

9. They must promptly report code violations and suspected illegal, unethical or otherwise dishonest activities to the attention of the VP Internal Audit, CFO, CEO and Audit Committee of the Board of Directors.

10. They must conform to policies established by the Board of Directors with respect to trading in the Company's securities.

11. They must not take any action to fraudulently influence, coerce, manipulate, or mislead any auditor engaged in the performance of an audit for the purpose of rendering the financial statements materially misleading.

12. Any waiver of this code of ethics may only be made by the Board of Directors.


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1 The term "all other officers of the Company" refers to those who are designated by the Board of Directors of Tiffany & Co., a Delaware corporation, as executive officers or officers for purposes of Section 16 of the Securities Exchange Act.

March 18, 2004
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                                  TIFFANY & CO.
                       BUSINESS CONDUCT POLICY - WORLDWIDE

It is essential to the continued success of our Company that all employees understand and follow our Business Conduct Policy. This policy was developed to ensure that all employees understand what the Company requires them to do with respect to several situations. Briefly, it can be summarized as follows:

1. Confidential information must not be disclosed to people outside of TIFFANY & CO. This includes names of customers, financial or design information, etc.

2. Employees must safeguard a customer's non-public personal information and comply with applicable privacy laws.

3.    All employees must comply with applicable laws.

4. No employee should have a conflict of interest. For example, no employee should have a financial interest in, or a loan from, one of our vendors. No employee should work for one of our competitors, etc. No employee should purchase merchandise or services directly from one of our vendors, suppliers, or contractors.

5. Employees should not accept business gifts or services from anyone where the value exceeds $200.

6. Employees are not allowed to bribe or pay off government officials, suppliers or others.

7. Employees may not process or authorize any transaction involving themselves, their family or any member of their household. This would include but is not limited to, sales, credits and any type of disbursements.

8. Employees may not use the employee discount for purchases on behalf of others or for resale. Employees may not purchase items from the Employee stores with the intent to resell the merchandise.

9. Employees may not share computer passwords or use another individual's password.

10. Employees are not permitted to expend Company funds to make political contributions except with the express permission of the General Counsel.

11. Accounting, Internal Control and Auditing concerns must be reported to management or confidentially and anonymously to the Company's third party service provider indicated below.

                             CONTACTS AND RESOURCES

Every employee has a responsibility to report violations of the above Policy. The Company maintains an "Open Door Policy" to discuss or report violations. This means you have the responsibility as well as the right to discuss any issue regarding this Policy with any management member of your department. If you are uncomfortable discussing a business conduct issue with a member of your own management team, under this policy you may contact Alertline, a third party service provider retained by the Company. You may contact Alertline on a confidential and anonymous basis if you wish to do so and your message will be passed on to the appropriate person or persons within the Company or on the Board of Directors. To contact Alertline call or write as follows:

      -  Phone Number - 1-877-806-RING (7464)

      -  Ground Mail -  AlertLine-Tiffany & Co.
                        PMB 3767
                        13950 Ballantyne Corporate Place, Suite 300
                        Charlotte, NC 28273

Concerns may be submitted in any language.

March 18, 2004